EXHIBIT 15.3

October 31, 2025

To the Board of Directors and Shareholder of
MidAmerican Energy Company
1615 Locust St.
Des Moines, Iowa 50309

We are aware that our report dated October 31, 2025, on our review of the interim financial information of MidAmerican Energy Company appearing in this Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, is incorporated by reference in Registration Statement No. 333-291012 on Form S-3.

/s/ Deloitte & Touche LLP

Des Moines, Iowa